Lawson Products Reports Third Quarter 2014 Results

Sales Increase of 8.6% Drives Improved Performance

CHICAGO, October 23, 2014 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2014.

Highlights

•	Net sales and average daily sales increased 8.6% over the third quarter of 2013 to $74.1 million. Average daily sales also increased 2.8% over the second quarter of 2014.

•	Adjusted operating income improved by 25.0% to $2.2 million in the third quarter of 2014 from $1.7 million a year ago (See reconciliation in Table 1).

•	During 2014, the Company paid down $16.1 million on its outstanding bank loan and was debt free on September 30, 2014.

"Our third quarter financial and operating performance demonstrates the value of recent infrastructure investments,” said Michael DeCata, president and chief executive officer. “The improved productivity from our existing sales team and the growth in the number of new sales representatives are helping top-line sales while continued improvements in operational efficiencies are strengthening our customer service and helping us deliver stronger bottom line results.

"We have grown our sales force by a net 88 direct sales reps in the first nine months of 2014 and remain on pace to grow the team by approximately 15% this year. Our focus remains on adding quality sales representatives in strategic geographical areas to continue to improve coverage of our targeted marketplace,” continued Mr. DeCata.

Third Quarter Results

Net sales for the third quarter of 2014 were $74.1 million versus $68.2 million for the third quarter of 2013. Both quarters in 2014 and 2013 had 64 selling days. Average daily sales increased 8.6% to $1.158 million in the recent quarter from $1.066 million a year earlier, and also increased 2.8% over $1.126 million in the second quarter of 2014. The sales increase was driven by a 13% year-over-year sales growth in our strategic accounts and 19% growth from our Kent Automotive division over the prior year. The increase was also driven by improved productivity of existing sales reps in the period and sales reps hired within the past year as they developed their territories.

Gross profit percentage for the period was 60.1% compared to 60.4% in the third quarter of 2013. This modest decline was primarily due to lower net freight recoveries and an increase in lower margin strategic accounts.

Selling expenses increased as a percent of sales to 31.8% in the third quarter of 2014 compared to 31.2% in the third quarter of 2013. This increase primarily reflects the initial fixed expense associated with the expansion of the sales force. General and administrative expenses increased 6.5% to $20.3 million in the third quarter of 2014 from $19.0 million in the prior year quarter primarily reflecting a $2.4 million increase in our accounting for non-cash stock-based compensation which is directly tied to our stock price increase during the quarter. This increase was offset partially by a decrease in severance expense and $0.7 million in proceeds received from a favorable legal settlement.

Excluding stock-based compensation, severance expense and proceeds from legal settlements, adjusted non-GAAP operating income increased 25.0% to $2.2 million in the third quarter of 2014 compared to $1.7 million a year ago (see reconciliation in Table 1). The improvement was driven primarily by increased sales and was offset partially by the investment in hiring of new sales representatives. GAAP operating income for the third quarter of 2014 was $0.7 million compared to $0.9 million in the third quarter of 2013 reflecting the effect of increased stock price on stock-based compensation expense.

Net income for the third quarter of 2014 was $0.5 million, or $0.05 per diluted share, as compared to net income of $0.6 million, or $0.07 per diluted share, for the same period a year ago reflecting the effect of the aforementioned stock price increase on stock-based compensation.

During the third quarter of 2014, the Company paid off the remaining balance of its outstanding bank loan and was debt free on September 30, 2014.

"As we look to the remainder of 2014 and into 2015, we will continue to focus on our key objectives: improving sales volume from existing sales reps while continuing to grow our sales force, maintaining high levels of existing customer service, and remaining disciplined in managing our operating expenses. With our strong balance sheet and our existing infrastructure, we are positioning ourselves for growth and accelerated performance," stated Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss third quarter 2014 results at 9:00 a.m. Eastern Time on October 23, 2014. The conference call is available by direct dial at 866-652-5200 in the U.S. or 412-317-6060 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through November 21, 2014. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10053973#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through November 21, 2014.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of more than 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2013, Form 10-K filed on February 20, 2014. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$74,128	$68,235	$215,412	$203,765
Cost of goods sold	29,595	27,015	85,798	82,097
Gross profit	44,533	41,220	129,614	121,668

Operating expenses:
Selling expenses	23,577	21,305	67,807	63,530
General & administrative expenses	20,278	19,045	61,555	60,999
Total SG&A	43,855	40,350	129,362	124,529
Impairment loss	—	—	3,046	—
Operating expenses	43,855	40,350	132,408	124,529

Operating income (loss)	678	870	(2,794)	(2,861)

Interest expense	(182)	(365)	(637)	(799)
Other income (expense), net	138	(19)	71	(150)

Income (loss) from continuing operations before income taxes	634	486	(3,360)	(3,810)
Income tax expense (benefit)	174	303	(296)	(398)

Income (loss) from continuing operations	460	183	(3,064)	(3,412)
Income and gain from discontinued operations, net of income taxes	—	418	1,367	1,187
Net income (loss)	$460	$601	$(1,697)	$(2,225)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.05	$0.02	$(0.35)	$(0.40)
Discontinued operations	—	0.05	0.15	0.14
Net income (loss) per share	$0.05	$0.07	$(0.20)	$(0.26)

Basic and diluted weighted average shares outstanding:
Basic weighted average shares outstanding	8,698	8,651	8,678	8,629
Dilutive effect of stock-based compensation	134	43	—	—
Diluted weighted average shares outstanding	8,832	8,694	8,678	8,629

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,078	$698
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	35,495	30,221
Inventories, net	44,427	45,774
Miscellaneous receivables and prepaid expenses	4,044	4,393
Deferred income taxes	5	5
Discontinued operations	—	8,960
Total current assets	85,849	90,851

Property, plant and equipment, net	42,169	58,974
Cash value of life insurance	9,135	9,179
Deferred income taxes	54	54
Other assets	529	481
Discontinued operations	—	406
Total assets	$137,736	$159,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$16,078
Accounts payable	9,893	14,787
Accrued expenses and other liabilities	25,645	23,521
Discontinued operations	448	564
Total current liabilities	35,986	54,950

Security bonus plan	16,232	16,143
Financing lease obligation	9,624	10,223
Deferred compensation	5,160	5,867
Deferred rent liability	4,472	4,961
Other liabilities	1,762	1,889
Total liabilities	73,236	94,033

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares; Issued - 8,709,921 and 8,670,512 shares, respectively; Outstanding - 8,697,843 and 8,658,885 shares, respectively	8,710	8,671
Capital in excess of par value	8,468	7,799
Retained earnings	45,947	47,644
Treasury stock – 12,078 and 11,627 shares, respectively	(194)	(187)
Accumulated other comprehensive income	1,569	1,985
Total stockholders’ equity	64,500	65,912
Total liabilities and stockholders’ equity	$137,736	$159,945

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2014, June 30 2014 and September 30, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013

Operating income, as reported per GAAP	$678	$1,241	$870

Stock-based compensation (1)	2,423	408	33
Severance expense (benefit)	(328)	290	962
Loss (gain) on disposal of assets	97	—	(36)
Impairment loss (2)	—	132	—
Legal settlement (3)	(688)	(3)	(83)
Adjusted non-GAAP operating income	$2,182	$2,068	$1,746

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    Non-cash impairment charge related to the Reno, Nevada, distribution center

(3)	Legal settlement for the three months ended September 30, 2014 relates to proceeds received from a settlement of alleged breaches of the Company's restrictive covenant agreements

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013

Number of business days	64	64	63	61	64

Average daily net sales	$1,158	$1,126	$1,098	$1,078	$1,066
Sequential quarter increase (decrease)	2.8%	2.6%	1.9%	1.1%	(0.1)%

Average active sales rep. count (1)	882	854	819	794	774
Period-end active sales rep. count	894	878	836	806	784

Sales per rep. per day	$1.313	$1.319	$1.341	$1.358	$1.377
Sequential quarter decrease	(0.5)%	(1.6)%	(1.3)%	(1.4)%	(1.4)%

Net sales	$74,128	$72,080	$69,204	$65,738	$68,235
Gross profit	44,533	43,803	41,278	39,627	41,220

Gross profit percentage	60.1%	60.8%	59.6%	60.3%	60.4%

Operating expenses:
Selling, general & administrative expenses	$43,855	$42,430	$43,077	$40,101	$40,350
Other expenses (2)	—	132	2,914	2,528	—
	43,855	42,562	45,991	42,629	40,350

Operating income (loss)	$678	$1,241	$(4,713)	$(3,002)	$870

(1)    Average active sales representative count represents the average of the month-end sales representative counts

(2)
Other expenses for the three months ended June 30, 2014 and March 31, 2014 represent non-cash impairment charges related to the Reno, Nevada, distribution center. The three months ended December 31, 2013 includes a $2.9 million expense related to the sublease of a portion of the Company's headquarters and a $0.4 million benefit related to the settlement of an employment tax matter.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665